                                                                    EXHIBIT 99.1

NEWS BULLETIN
FROM:

[DT INDUSTRIES LOGO]                                       907 West Fifth Street
                                                               Dayton, OH  45407

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION:
AT THE COMPANY:                             AT FRB/WEBER SHANDWICK
JOHN M. CASPER                              LISA FORTUNA
CHIEF FINANCIAL OFFICER                     LFORTUNA@WEBERSHANDWICK.COM
(937) 586-5600                              (312) 266-7800

FOR IMMEDIATE RELEASE
FRIDAY, NOVEMBER 8, 2002

                   DT INDUSTRIES REPORTS FIRST QUARTER RESULTS

                  ---------------------------------------------

DAYTON, OH, NOVEMBER 8, 2002 -- DT INDUSTRIES, INC. (NASDAQ: DTII), a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products, today reported a net loss of $0.9 million or $0.04 per share for the three months ended September 29, 2002 compared with a net income of $0.6 million or $0.06 per share in the corresponding prior year period. Net sales decreased $31.0 million to $69.4 million for the three months ended September 29, 2002. Operating income for the quarter decreased to $0.7 million from $5.6 million in the same period last year.

First quarter order in-flow was $55.1 million, up from $40.9 million in the prior year quarter. Backlog at the end of the first quarter was $128.5 million, compared with $151.2 million a year earlier and $142.8 million at the end of fiscal year 2002.

NEW SEGMENT REPORTING

We previously announced our integration plan whereby our business units would be combined under four business segments - Precision Assembly, Assembly and Test, Packaging Systems, and Material Processing. This is the first quarter of reporting under this structure.

NEW PRODUCTS

We have recently introduced four new products as a result of our research and development efforts. Our Precision Assembly Division introduced the Prism 885 "Zeus" and Prism 841 "Medusa" automation modules. The Zeus precision inline module provides a cost effective building block chassis which can serve as the basis for a variety of assembly and test

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applications. Medusa provides a servo driven, software configurable, solution for equipment requiring a more compact rotary style indexing system.

The Chicago Pack Expo International trade show was utilized to display new product releases from our Converting Technologies Division, part of the Material Processing Segment, and Packaging Systems Division. New products displayed included the GEN II advanced technology thermoformer and the B300 pharmaceutical blister packing and cartoning system.

We expect these new products to start generating revenues in the fourth quarter of fiscal year 2003.

RESTATEMENT

As previously announced, the company restated earnings for the first three quarters of fiscal 2002 and fiscal years 2001, 2000 and 1999 as a result of accounting adjustments made at its Erie, Pennsylvania plant, which is part of the Precision Assembly Segment. The Consolidated Statement of Operations for prior years have been restated. For a full discussion of the adjustments, please see our Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

FIRST QUARTER HIGHLIGHTS

Overall, we continue to reduce our cost structure and improve the performance on our contracts while concurrently reducing our breakeven point as a result of our continuous improvement program. However, our results have been negatively impacted by reduced volume through our manufacturing facilities along with $0.8 million of costs incurred combining the Montreal, Canada and Leominster, Massachusetts operations into the new Leominster, Massachusetts facility and the move of the Bristol, Pennsylvania manufacturing operations into the Hyannis, Massachusetts manufacturing facility. All six divisions in the four segments experienced under absorption of manufacturing overheads.

The Material Processing Segment experienced a decrease in sales of $1.9 million to $24.7 while the operating income on those sales increased by $0.8 million to $2.2 million compared to $1.4 million in the same period last year. Backlog at the end of the quarter was $50.2 million compared to $41.7 million at the end of the first quarter last year and $54.7 million at the end of fiscal year 2002.

Our Assembly and Test Segment, which serves primarily the auto, truck and heavy equipment industries, saw its sales decline 49% to $21.7 million from $42.7 million a year earlier. The prior period included revenue recognition from a large contract that was substantially delivered in the fourth quarter of 2002. Operating income in the quarter declined to a loss of $0.7 million from operating income of $2.9 million in the year earlier period. Backlog at the end of the quarter was $45.4 million compared to $67.0 million at the end of the first quarter last year and $48.2 million at the end of fiscal year 2002.

The Precision Assembly Segment sales were $17.3 million compared to $18.9 million in the same period last year. Operating income was $1.1 million compared to $1.8 million in last

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year's quarter reflecting the inability to cover the under absorbed manufacturing overhead. Backlog at the end of the quarter stood at $16.9 million compared to $24.3 million at the end of the first quarter last year and $24.8 million at the end of fiscal year 2002.

The Packaging Segment sales were $5.9 million compared to last year's first quarter level of $11.7 million, while operating income was a loss of $0.1 million compared to operating income of $1.1 million recorded in the year earlier period. Backlog in our packaging segment stands at $16.0 million at the end of the quarter compared to $15.8 million in the same quarter last year and $15.0 million at the end of fiscal year 2002.

SALE OF ASSETS

During the quarter, we entered into an agreement to sell our former DT Packaging Systems, Leominster, Massachusetts facility and relocated that business to a new leased facility in Leominster. We expect the sale transaction to close in early December.

We closed a sale/leaseback of our DT Packaging Systems, Alcester, England facility in early October 2002, which included an expansion of the facility.

Proceeds of these transactions, which are estimated to be $2.0 million, will be used to reduce debt outstanding under our senior credit facility.

OUTLOOK FOR REMAINDER OF FISCAL YEAR 2003

"The weak economy continues to make forecasting extremely challenging," said Steve Perkins, President and CEO. "We continue to actively bid numerous projects across all of our product lines. However, customers are still postponing buying decisions, which is having a negative impact on our new business pipeline. For example, we were selected as system provider on four projects totaling $28.1 million during the quarter but the projects were immediately delayed by the customers until the new calendar year. We have not included these delayed projects in our order count or backlog." Perkins added, "We will continue to focus on cost control."

Jack Casper, Senior Vice President and Chief Financial Officer, said, "A large electronics customer has delayed a program by six months, which has impacted sales by $3.0 million in the first quarter. We expect the program to resume during the third quarter of our fiscal year. This delay will negatively affect second quarter revenue recognition by approximately $6.0 million resulting in flat sales in the second quarter and increased sales in the third and fourth quarters. As a result of the delay of the electronics program and the delayed start on the above mentioned projects, we do not expect to meet our monthly EBITDA covenant during the second quarter."

CONFERENCE CALL

DT Industries has scheduled its quarterly conference call for November 8 at 11 a.m. EST, which will be webcast on the Internet by Vcall. To attend this virtual conference, log in at http://www.vcall.com. Please access the site at least 15 minutes prior to the scheduled start


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time in order to download the required audio software. To participate in the live audio call, dial 706-634-1012 or 800-437-4632 at least 5 minutes before start time.

A replay of the webcast will be accessible on the Vcall website for one week. A replay of the call will also be available until 12:00 midnight EST on November 15, 2002, by dialing 706-645-9291. The confirmation number for the replay is 6530264.

Certain information contained in this press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements comprising all statements herein that are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our interpretation of what we believe to be significant factors affecting our businesses, including many assumptions regarding future events. References to the words "expect", "forecast", "should", and similar expressions used herein indicate such forward-looking statements. Our actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the amount and availability of, and restrictions and covenants relating to, our indebtedness under our senior credit facility, our ability to achieve anticipated cost savings from our corporate restructuring, our ability to upgrade and modify our financial, information and management systems and controls to manage our operations on an integrated basis and report our results, economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on projects, the loss of a key customer, excess product warranty expenses, significant restructuring or other special non-recurring charges, foreign currency exchange rate fluctuations, changes in interest rates, any adverse impact of restating our historical financial statements, including any proceedings relating to the restatement, and other factors under "Risk Factors" described in our Registration Statement on Form S-3.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

                          -FINANCIAL TABLES TO FOLLOW-



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DT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)
-------------------------------------------------------------------------------

                                                                         SEPTEMBER 29,    JUNE 30,
                                                                             2002           2002
                                                                         ------------     ---------
ASSETS
   Current assets:
      Cash                                                                $   3,504       $  18,847
      Accounts receivable, net                                               40,138          54,936
      Costs and estimated earnings in excess of amounts billed
         on uncompleted contracts                                            37,042          29,288
      Inventories, net                                                       31,361          26,777
      Prepaid expenses and other                                             10,868           8,809
                                                                          ---------       ---------
         Total current assets                                               122,913         138,657
   Property, plant and equipment, net                                        37,351          37,329
   Goodwill, net                                                            125,912         125,538
   Other assets, net                                                          6,604           6,886
                                                                          ---------       ---------
                                                                          $ 292,780       $ 308,410
                                                                          =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
      Senior secured term and revolving credit facility                   $   6,000       $   6,000
      Current portion of other long-term debt                                   126           5,140
      Accounts payable                                                       21,911          21,049
      Customer advances                                                      12,301          13,124
      Billings in excess of costs and estimated earnings on
           uncompleted contracts                                             10,239          12,020
      Accrued liabilities                                                    26,314          29,595
                                                                          ---------       ---------
         Total current liabilities                                           76,891          86,928
                                                                          ---------       ---------
   Long-term debt                                                            39,693          45,381
   Other long-term liabilities                                                3,318           3,285
                                                                          ---------       ---------
                                                                             43,011          48,666
                                                                          ---------       ---------
   Commitments and contingencies
   Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary DT Capital Trust holding solely
      convertible junior subordinated debentures of the Company              35,802          35,401
                                                                          ---------       ---------
   Stockholders' equity:
      Preferred stock, $0.01 par value; 1,500,000 shares authorized;
         no shares issued and outstanding                                        --              --
      Common stock, $0.01 par value; 100,000,000 shares authorized;
         23,647,932 shares outstanding at September 29, 2002 and
         June 30, 2002                                                          246             246
      Additional paid-in capital                                            188,546         188,546
      Accumulated deficit                                                   (26,788)        (25,922)
      Accumulated other comprehensive loss                                   (1,472)         (1,918)
      Unearned portion of restricted stock                                     (389)           (470)
      Less -
         Treasury stock (988,488 shares at September 29, 2002 and
         June 30, 2002), at cost                                            (23,067)        (23,067)
                                                                          ---------       ---------
         Total stockholders' equity                                         137,076         137,415
                                                                          ---------       ---------
                                                                          $ 292,780       $ 308,410
                                                                          =========       =========



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DT INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)
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
                                                                                       THREE MONTHS ENDED
                                                                                                   SEPTEMBER 23, 2001
                                                                            SEPTEMBER 29, 2002         AS RESTATED
                                                                            ------------------     ------------------
Net sales                                                                      $     69,442           $    100,431
Cost of sales                                                                        55,568                 79,832
                                                                               ------------           ------------
Gross profit                                                                         13,874                 20,599
Selling, general and administrative expenses                                         13,197                 15,016
                                                                               ------------           ------------
Operating income                                                                        677                  5,583
Interest expense, net                                                                 1,438                  3,167
Dividends on Company-obligated, mandatorily redeemable
     convertible preferred securities of subsidiary DT Capital Trust
     holding solely convertible junior subordinated debentures of the Company           401                  1,440
                                                                               ------------           ------------
Income (loss) before provision for income taxes                                      (1,162)                   976
Provision (benefit) for income taxes                                                   (296)                   367
                                                                               ------------           ------------
Net income (loss)                                                              $       (866)          $        609
                                                                               ============           ============
Net income (loss) per common share:
     Basic                                                                     $      (0.04)          $       0.06
     Diluted                                                                   $      (0.04)          $       0.06
                                                                               ============           ============
Weighted average common shares outstanding:
     Basic                                                                       23,647,932             10,340,571
     Diluted                                                                     23,647,932             10,362,881
                                                                               ============           ============



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Financial information for the Company's reportable segments consisted of the following (dollars in thousands):

                                                              THREE MONTHS ENDED
                                                                          SEPTEMBER 23, 2001
                                                      SEPTEMBER 29, 2002     AS RESTATED
                                                      ------------------     -----------
Net sales
   Material Processing                                     $  24,651           $  26,599
   Precision Assembly                                         17,289              18,879
   Packaging                                                   5,851              11,669
   Assembly & Test                                            21,651              42,723
   Other                                                          --                 561
                                                           ---------           ---------
      Consolidated total                                   $  69,442           $ 100,431
                                                           =========           =========


The reconciliation of segment operating income to consolidated income (loss) before income taxes consisted of the following (dollars in thousands):

                                                              THREE MONTHS ENDED
                                                                          SEPTEMBER 23, 2001
                                                      SEPTEMBER 29, 2002     AS RESTATED
                                                      ------------------     -----------
Material Processing                                        $   2,248           $   1,450
Precision Assembly                                             1,114               1,841
Packaging                                                        (52)              1,143
Assembly & Test                                                 (669)              2 869
                                                           ---------           ---------
   Operating income for reportable segments                    2,641               7,303
Operating loss for other businesses                               --                 (68)
Corporate                                                     (1,964)             (1,652)
Interest expense, net                                         (1,438)             (3,167)
Dividends on Company-obligated, mandatorily
   redeemable convertible preferred securities of
   subsidiary DT Capital Trust holding solely
   convertible junior subordinated debentures of
   the Company                                                  (401)             (1,440)
                                                           ---------           ---------
   Consolidated income (loss) before income taxes          $  (1,162)          $     976
                                                           =========           =========




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